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                                                               EXHIBIT 1-A(5)(b)

                                    [SAMPLE]

KEMPER INVESTORS LIFE INSURANCE COMPANY
1 KEMPER DRIVE, LONG GROVE, ILLINOIS 60049-0001

ACCELERATED DEATH BENEFIT RIDER

IMPORTANT                          BENEFITS AS SPECIFIED UNDER THE POLICY WILL
                                   BE REDUCED IF YOU RECEIVE AN ACCELERATED
                                   DEATH BENEFIT PAYMENT.

                                   THE BENEFIT PAYMENT UNDER THIS RIDER MAY BE
                                   TAXABLE OR MAY AFFECT ELIGIBILITY FOR
                                   BENEFITS UNDER STATE OR FEDERAL LAW. YOU
                                   SHOULD CONTACT YOUR PERSONAL TAX ADVISOR FOR
                                   SPECIFIC ADVICE. NEITHER THE COMPANY NOR ITS
                                   AGENTS CAN PROVIDE TAX ADVICE.

EFFECTIVE DATE                     This Rider is part of the Policy as of the
                                   Issue Date of the Policy.

DEFINITIONS                        ACCELERATED DEATH BENEFIT - This is the
                                   amount of death benefit that you elect to accelerate when the insured is determined to be Terminally Ill. We will pay you the Accelerated Death Benefit less certain specified adjustments.

                                   TERMINALLY ILL - This is when the insured has a life expectancy of 12 months or less due to an illness or physical condition. We will require proof, satisfactory to us, that the insured is Terminally Ill. This proof will include, but is not limited to, certification by a Physician.

                                   PHYSICIAN - This must be a Physician
                                   licensed and practicing, within, the scope of his/her license, within the United States. The Physician must not be: you; the insured; or related to either party by blood or marriage.

ACCELERATED DEATH BENEFIT          You may elect to have a portion of the death
                                   benefit accelerated when the insured is
                                   found to be Terminally Ill, subject to the terms and conditions of this Rider. The maximum Accelerated Death Benefit you may elect under this Policy is the lesser of:

                                   1. 25% of the death benefit; or

                                   2. $250,000.

                                   The total Accelerated Death Benefit
                                   available under all policies issued by us or our affiliates on the life of the insured will not exceed $250,000. The minimum death benefit you may elect to accelerate is $10,000. You may not request more than one Accelerated Death Benefit under this Rider.

ADJUSTMENTS                        We will pay you the Accelerated Death
                                   Benefit less the following adjustments in one lump sum:

                                   1. There is an administration fee of $150.00 for processing an Accelerated Death Benefit.

                                   2. If there is any outstanding policy loan, the Accelerated Death Benefit will be used to repay the policy loan and any accrued interest thereon.

LIEN We will treat the Accelerated Death Benefit as a lien against your Policy. As a lien, we will charge you interest on the Accelerated Death Benefit. The maximum annual interest rate we may charge you is the greater of:

                                   1. The interest rate charged on policy
                                   loans, as stated in the Policy; or

                                   2. the current 90 day U.S. Treasury Bill rate in effect on the date that the Accelerated Death Benefit is paid.

                                   The maximum interest rate we will charge on the portion of the lien which is equal to the Surrender Value of this Policy at the time the Accelerated Death Benefit is requested will be no greater than the rate we charge on policy loans.

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EFFECTS ON POLICY                  The Accelerated Death Benefit will first be
                                   used to repay any outstanding policy loans and any unpaid accrued interest thereon. The Accelerated Death Benefit plus any accrued interest thereon will be treated as a lien against your Policy. Your access to the Net Surrender Value of your Policy through policy loans, full surrenders, or partial surrenders, if any, will be limited to the excess of the Net Surrender value over the lien. The death benefit payable under this Policy will also be reduced by the amount of the lien. Any benefits payable under other Riders attached to the Policy will not be affected by any benefit payable under this Rider. Premiums, without reduction, will still be payable on this Policy, including any Rider premiums.

CONDITIONS                         Payment of an Accelerated Death Benefit is
                                   subject to the conditions that follow:

                                   1. This Rider is subject to the terms of the Contestability provision under this Policy.

                                   2. The insured must not be Terminally Ill due to any attempt of suicide while the suicide provision under this policy is in effect.

                                   3. You may reinstate this Rider subject to the same terms which apply to the Policy.

                                   4. You must send us a written request to elect the Accelerated Death Benefit. The written request must be in a form satisfactory to us.

                                   5. Any irrevocable beneficiaries or
                                   assignees must send us a written consent to the Accelerated Death Benefit. The written consent must be in a form satisfactory to us.

                                   6. You must provide us with proof
                                   satisfactory to us that the insured is
                                   Terminally Ill. This proof must include a certification by a Physician, who is not: you; the insured; or, related to either party by blood or marriage. We reserve the right to obtain a second medical opinion at our expense. If there is a conflict of opinion, we reserve the right to make the final determination.

                                   7. This Rider provides for the accelerated payment of the death benefit and is not intended to allow third parties to cause you to involuntarily invade your Policy proceeds ultimately payable to your beneficiary. Therefore, any election forced by creditors or government agencies will be honored only to the extent required by law.

RELATIONSHIP TO THE POLICY         This Rider is part of the Policy to which it
                                   is attached. The terms and conditions of the Policy apply to this Rider. Where the terms and conditions of the Policy and this Rider are in conflict, the terms and conditions of this Rider will prevail.

TERMINATION                        This Rider will terminate on the earliest of:

                                   1. the date we pay you an Accelerated Death
                                   Benefit;

                                   2. the date you ask us to do so in writing and send us the Policy; or

                                   3. the date this Policy lapses because a premium due is not paid within the required grace period.

                                   Signed for the Kemper Investors Life
                                   Insurance Company at its home office in Long
                                   Grove, Illinois.


                                   /s/ DEBRA P. REZABEK       /s/ GALE K. CARUSO

                                       Secretary                   President